UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 12, 2009 (August 6, 2009)

Concho Resources Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600

(Commission File Number)	(I.R.S. Employer Identification No.)

550 West Texas Avenue, Suite 100
Midland, Texas	79701

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 683-7443
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 6, 2009, the compensation committee of the board of directors (the “Compensation Committee”) of Concho Resources Inc. (the “Company”) increased Timothy A. Leach’s annual base salary from $475,000 to $550,000. The Compensation Committee increased Mr. Leach’s salary in recognition of his increased duties as a result of the recent retirement of Steven L. Beal, who had previously served as the Company’s President and Chief Operating Officer. Effective upon Mr. Beal’s retirement, Mr. Leach was given the additional title of President of the Company. Mr. Leach will continue his role as the Company’s Chairman and Chief Executive Officer.
     Mr. Leach, age 49, has been a director and the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006. Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company at December 31, 2008. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Leach was involved in private investments. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From September 1989 until May 1997, Mr. Leach was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as Executive Vice President and as a member of Parker & Parsley Petroleum Company’s Executive Committee.
     Neither Mr. Leach nor any of his immediate family members have been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date:	August 12, 2009	By:	/s/ DAVID W. COPELAND

		Name:	David W. Copeland
		Title:	Vice President and General Counsel